Exhibit 10.1

SANDERSON FARMS, INC.

BONUS AWARD PROGRAM

(EXECUTIVE COMMITTEE)

Effective November 1, 2019

Supersedes November 1, 2018

SANDERSON FARMS, INC.

Bonus Award Program

Effective November 1, 2019

I. PURPOSE

The Board of Directors of Sanderson Farms, Inc. has determined that in addition to the Company’s existing competitive and equitable total compensation package, it is desirable to maintain a bonus award program for its salaried employees. The purposes for such a program include:

A.	To encourage excellence and high levels of performance.

B.	To recognize the contributions of the salaried employees to the overall profitability of the Company.

C.	To encourage all employees from every division in the Company to cooperate, share information and work together as a team for the overall benefit of the Company and its shareholders.

II. PARTICIPATION AND MAXIMUM AWARD

The Executive Committee of Sanderson Farms, Inc. will select and recognize personnel eligible to participate in the bonus award program, and reserves the right to review and change the class of eligible employees at any time. Those now designated include:

A.

Salaried personnel within the corporate structure of Sanderson Farms, Inc., Sanderson Farms, Inc. (Production Division), Sanderson Farms, Inc. (Processing Division) and Sanderson Farms, Inc. (Foods Division).

B.	All salaried management trainees within the corporate structure.

The maximum bonus award achievable will vary depending on the employee’s position in the Company.

SANDERSON FARMS, INC.

Bonus Award Program

III. ELIGIBILITY

EMPLOYMENT/PARTICIPATION LEVEL

Except in the case of death, disability or retirement, as set forth below, employees must be employed in a designated position on October 31 of the applicable fiscal year and must have been continuously employed in a designated position for a period of nine months prior to the end of the fiscal year (January 31 – October 31) to be eligible to participate in the earnings per share bonus award program and with regard to positions that are eligible for bonuses based on performance measures other than earnings per share, must have been continuously employed in a designated position for a period of six months (April 30 – October 31) to be eligible to participate in that portion of the program. A terminated employee who is rehired in accordance with Company Policy #4.340, “Reinstatement of Benefits,” within the above period will not be eligible to participate in the bonus award program. Base salary for this purpose shall include regular compensation only, and shall not include bonus award payments and any other miscellaneous payments that might be treated as income to the employee.

DEATH, DISABILITY AND RETIREMENT

If an eligible employee terminates employment with the Company during the fiscal year before October 31 as a result of death, disability or retirement, and had been employed in a designated position for a period of at least nine months, such employee will be eligible to participate in the Bonus Award Program notwithstanding the fact that the employee is not employed on October 31, and the base salary paid to such employee during that portion of the year during which he or she was employed in a designated position will be used to calculate the amount of such employee’s bonus award.

MILITARY SERVICE

If an employee is on qualified military leave of absence during part or all of the fiscal year, such employee will be eligible to participate in the Bonus Award Program if such employee would have been otherwise eligible to participate. Such employee’s “Base Salary” for purposes of determining any bonus award will be his or her base salary that would have been paid had he or she not been on military leave.

EXTRAORDINARY CIRCUMSTANCES

Extraordinary circumstances will be subject to review by the Executive Committee.

SANDERSON FARMS, INC.

Bonus Award Program

IV. DETERMINATION OF AWARD AND PAYMENT

Bonus award programs for many corporations focus in some form or another on the real dollar profits earned by the corporation within a given time frame. This method of determining bonuses to be paid to employees recognizes that bonuses should be paid to employees only after a fair and equitable return has been earned for the shareholders who own the company. With this basic philosophy in mind, the Board has determined that no bonuses will be paid under this program unless net return on average stockholders’ equity after consideration is taken for any bonus paid under this program for the year exceeds eight percent (8%). After this minimum threshold is met, the Bonus Award Program will become effective, and bonuses will be paid if the other criteria described in this program are met.

In recognition of the fact that one of our primary obligations as employees of this Company is to our shareholders, the Board of Directors has determined that net profits made by the consolidated corporations [Sanderson Farms, Inc., Sanderson Farms, Inc. (Production Division), Sanderson Farms, Inc. (Processing Division) and Sanderson Farms, Inc. (Foods Division)] on a per share basis for the period November 1 through October 31 of each year will be the primary basis for bonus awards. The earnings per share for purposes of computing the bonus awards, as set forth herein, shall be computed net of any bonuses awarded and net of any extraordinary, non recurring income items.    For all salaried employees of Sanderson Farms other than those management level employees specifically described in this program, this will be the sole basis for determining bonus awards.

Although the Board has determined that net profits earned for shareholders of the Company should be the primary method of determining the bonuses to be paid to employees, the Board has also recognized that certain management level employees have responsibility for and more direct control over the operating performance and profitability of the Company. In recognition of this fact, the Board has concluded that a certain percentage of such employees’ bonus should be determined by evaluating the operating and profitability performance of the Company relative to its peers and competitors. Therefore, while a portion of such employees’ bonus will be determined by the Company’s earnings per share performance, a portion of such employees’ bonus will also be determined by evaluating the performance of the Company as compared to our peers and competitors by Agri Stats for the poultry division, and certain net income growth targets for managers in the foods division, all as described herein.

The audited annual financial statements, on a consolidated basis, of Sanderson Farms, Inc. will be the measuring tool for the net return to shareholders portion of the bonus award program. The annual bonus award will be paid to participants in the bonus award program after the outside auditors have completed their annual audit of the corporations, which is usually approximately two (2) months after the end of the fiscal year.

The performance of the Company’s birds relative to its peers’ and competitors’ birds as measured by bottom line profit per head as reported by AgriStats will be used to evaluate and determine bonuses paid to those employees whose bonuses are determined in part by such performance. The appropriate measuring tool as set forth in this Bonus Award Program as reported by Agri Stats for the twelve (12) month period ending on October 31 each year will be used to determine if a bonus has been earned by such employees.

SANDERSON FARMS, INC.

Bonus Award Program

V. OBJECTIVES AND FORMULAS FOR DETERMINATION OF THE BONUS AWARD

A. All salaried employees

All salaried employees will receive a bonus if the net income per share objectives set forth below are met, and if the minimum return on average stockholders equity for the year is earned. Net income shall be computed net of any bonuses awarded and net of any extraordinary, non recurring income items not related to the fiscal year’s operations. The annual audited financial statements, on a consolidated basis, of Sanderson Farms, Inc., will be the measuring tool for this portion of the Bonus Award Program. The annual bonus award will be paid to participants after the outside auditors have completed their annual audit of the consolidated corporation.

The earnings per share objectives and the respective percentage of employees’ bonus dependent upon EPS earned for the fiscal year (November 1 thru October 31) are as follows:

RANK	PER SHARE RETURN*	PERCENTAGE OF AWARD
Best (1st)	$15.38	100.0%
2nd	$15.19	95.0%
3rd	$15.01	90.0%
4th	$14.82	85.0%
5th	$14.63	80.0%
6th	$14.44	75.0%
7th	$14.25	70.0%
8th	$14.07	65.0%
9th	$13.88	60.0%
10th	$13.69	55.0%
11th	$13.53	50.0%
12th	$13.36	45.0%
13th	$13.20	40.0%
14th	$13.03	35.0%
15th	$12.86	30.0%
16th	$12.70	25.0%
17th	$12.53	20.0%
18th	$12.37	15.0%
19th	$12.20	10.0%
20th	$12.03	5.0%

*

Net of bonus and net of extraordinary, non recurring income items not related to the fiscal year’s operations. The per share return targets were calculated using the diluted shares as of the end of the most recent fiscal year. Adjustments to these targets will be made to reflect changes in the number of shares outstanding resulting from any merger, consolidation, reorganization, re-capitalization, re-incorporation, stock-splits, stock dividend, stock repurchase, stock issuance or other changes in the corporate structure of the Company. Furthermore, the target per share return numbers were calculated based on a target net return on projected sales. The Company reserves the right to adjust these targets in the event of a substantial fluctuation in sales pounds or dollars during the year caused by unforeseen events or circumstances.

The following formula will be utilized to determine the exact dollar amount of a participant’s bonus award dependent upon EPS performance.

A	=	Gross Award
S	=	Base Salary (excluding bonus award payments and other items of miscellaneous income) of the Participant during that portion of the year in which he or she was employed in a designated position.
P	=	Percentage of award earned based on above schedule
M	=	Percent of salary eligible to be earned as a bonus based on EPS performance.

FORMULA

                                     S X P X M = A

SANDERSON FARMS, INC.

Bonus Award Program

As with any awards made under this Bonus Award Program, no bonus will be paid unless total net income return (after bonus) on average stockholders’ equity for the year exceeds eight percent (8%). Net return on average stockholders’ equity will be computed by taking the average of beginning and ending stockholders’ equity for the applicable year, and dividing that number into net income for the year.

For all members of the Executive Committee other than those specifically set forth below, the percent of salary eligible to be earned as a bonus based on EPS performance (“M” in the above formula) is 32.5%. The Executive Committee employees set forth below shall be eligible to earn a bonus based on EPS performance equal to the percent of their salary as set forth below (“M” in the above formula):

CEO	100%
President	80%
CFO	70%
Director of Operations	45%
Dir. Sales	45%
Dir. Production	45%
Dir. Processing	45%
CAO/Secretary	40%

B. Executive Committee

Bonus awards under this Bonus Award Program for members of the Executive Committee will be granted based on a combination of earnings per share performance and performance of the Company’s birds as measured against the Company’s peers’ and competitors’ birds as reported by Agri Stats. For purposes of calculating bonuses awarded and paid to individuals in these positions based on operating performance, the corporate Agri Stats measure will be “bottom line analysis, per head” as compared to the same measure for all other head reported for the industry during the fiscal year, net of bonus. Awards made to these individuals based on the operating performance factor will be as follows:

	Percentage of Salary Eligible to be Earned as Bonus on Operating Performance Factors	Corporate Agri Stats Bottom Line (per head)* (Percentage of Award Earned)

TARGET		TOP 10%
CEO	100%	100%
President	80%	100%
CFO	70%	100%
Dir. Ops., Dir. Sales, Dir. Proc., Dir. Prod.	45%	100%
CAO/Secretary	40%	100%
All Other EC Members	32.5%	100%

HIGH AVERAGE		TOP 20%
CEO	100%	66 2/3%
President	80%	66 2/3%
CFO	70%	66 2/3%
Dir. Ops., Dir. Sales, Dir. Proc., Dir. Prod.	45%	66 2/3%
CAO/Secretary	40%	66 2/3%
All Other EC Members	32.5%	66 2/3%

LOW AVERAGE		Top 30%
CEO	100%	33 1/3%
President	80%	33 1/3%
CFO	70%	33 1/3%
Dir. Ops., Dir. Sales., Dir. Prod., Dir. Proc.	45%	33 1/3%
CAO/Secretary	40%	33 1/3%
All Other EC Members	32.5%	33 1/3%

*

Placement of the Company’s bottom line profit per head in the top 10%, 20% or 30% will be measured by comparing the bottom line profit per head earned by the Company to all head reported by Agri Stats for the fiscal year. If the bottom line profit per head earned by the Company’s head is in the top 10% of all head processed by the industry during the year, the Target bonus will be earned. The same measure will be used for the other two places (High Average requiring a top 20% finish and Low Average requiring a top 30% finish).

The following formula will be utilized for all employees whose bonus is to be determined in part by factors other than EPS performance to determine that portion of the award dependent upon such factors:

A	=	Gross Award
S	=	Base Salary (excluding bonus award payments and other items of miscellaneous income) of the Participant during that portion of the year in which he or she was employed in a designated position.
P	=	Percentage of award earned based on performance factor
M	=	Percentage of salary eligible to be earned and paid as a bonus on performance factor.

FORMULA

S X P X M = A

SANDERSON FARMS, INC.

Bonus Award Program

VI. PARAMETERS

This bonus award program has been designed to encourage teamwork and cooperation among all of the divisions of Sanderson Farms, and to ensure that Sanderson Farms is consistently among the leaders in profitability in the broiler and prepared foods industry. The program is also designed to pay a bonus to employees only after the Company has returned to its shareholders a fair and equitable return.

1.    In the event of extraordinary operating conditions that were unforeseen when setting the objectives and percentages in this bonus award program, such circumstances will be considered by the Compensation Committee of the Board of Directors and the Executive Committee of Sanderson Farms, Inc. in making awards.

2.    In the event of possible reporting errors affecting the ranking, such circumstances will be considered by the Compensation Committee of the Board of Directors and the Executive Committee of Sanderson Farms, Inc. in making awards.

3.    In the event changes in laws or accounting procedures affect the ranking, such circumstances will be considered by the Compensation Committee of the Board of Directors and the Executive Committee of Sanderson Farms, Inc. in making awards.

4.    The per share return targets were calculated using diluted shares at the end of the most recent fiscal year. Adjustments to these targets will be made to reflect changes in the number of shares outstanding resulting from any merger, consolidation, reorganization, re-capitalization, re-incorporation, stock-splits, stock dividend, stock repurchase, stock issuance or other changes in the corporate structure of the Company. Furthermore, the target per share return numbers were calculated with reference to a target net return on projected sales and return on average equity. The Compensation Committee of the Board of Directors and the Executive Committee of Sanderson Farms, Inc. reserves the right to adjust these targets in the event of a substantial fluctuation in sales pounds or dollars during the year caused by unforeseen events or circumstances.